Exhibit 1.5

EXECUTION VERSION

NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”), dated as of July 13, 2017, is made by and among Oaktree Capital Management, L.P., a Delaware limited partnership (“Buyer”), and Fifth Street Asset Management Inc., a Delaware corporation (the “Company”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Fifth Street Management LLC, a Delaware limited liability company (“Seller”), and, solely for the purposes set forth in the Asset Purchase Agreement, each of the Company and Fifth Street Holdings L.P., a Delaware limited partnership (“FSH”), are entering into an Asset Purchase Agreement dated as of July 13, 2017 (the “Asset Purchase Agreement”) providing for, among other things, (a) the entry by Buyer into the New Investment Advisory Agreements and Buyer BDC Administrator into the New Administration Agreements with Fifth Street Finance Corp., a Delaware corporation (“FSC”), and Fifth Street Senior Floating Rate Corp., a Delaware corporation (“FSFR” and, together with FSC, the “BDCs”), and (b) (i) the sale, transfer, conveyance and assignment to Buyer of the Transferred Assets and (ii) Buyer becoming responsible for the Buyer Post-Closing Liabilities, in each case, pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement;

WHEREAS, as of the date hereof, the Company expects to derive substantial economic benefits from the transactions contemplated by the Asset Purchase Agreement; and

WHEREAS, in connection with the execution and delivery of the Asset Purchase Agreement, as a condition of and inducement to Buyer’s willingness to enter into the Asset Purchase Agreement, Buyer and the Company desire to enter into this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Article I

Interpretation

Section 1.01          Interpretation.

(a)          Unless otherwise expressly provided, for purposes of this Agreement the following rules of interpretation and construction shall apply:

(i)          The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(ii)         When a reference is made in this Agreement to an article, section, paragraph, or schedule, such reference shall be to an article, section, paragraph, or schedule of this Agreement.

(iii)        Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(iv)        The words “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(v)         The word “or” shall not be exclusive.

(vi)        The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(vii)       A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(viii)      A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States of America.

(ix)         A reference to any legislation or to any provision of any legislation shall include any amendment thereto, any modification or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto (including any amendment to, or modification of, such rules, regulations or statutory instruments).

(x)          A reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(xi)         The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

(xii)        All schedules are incorporated in and made a part of this Agreement as if set forth in full herein.

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(xiii)       Use of the term “control” (including, “controlling,” “controlled by” and “under common control with”) means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

Article II

noncompetition AND NONSOLICITATION obligations

Section 2.01          Noncompetition Obligations. From the Closing Date until the third anniversary of the Closing Date (the “Term”), without the prior written consent of Buyer:

(a)          Neither the Company nor any of its controlled Affiliates shall solicit, originate or direct the acquisition or placement of Prohibited Investments (as defined below) for itself or any other Person.

(b)          Neither the Company nor any of its controlled Affiliates shall invest in, acquire or hold a Prohibited Investment, except in accordance with this Section 2.01(b). If the Company or any of its controlled Affiliates shall have an opportunity received by the Company or any of its controlled Affiliates on an unsolicited basis to make, acquire or hold (i) a Prohibited Investment or (ii) an investment described in Section 2.01(f)(I) that satisfies the criteria described in clause (A)(y) thereof (in each case, other than as a result of a violation of Section 2.01(a)), the Company or such controlled Affiliate, as the case may be, shall first offer such investment to Buyer, and Buyer and its Affiliates shall have (x) in the case of clause (i), the right to make such Prohibited Investment on behalf of the BDCs or another Person or vehicle advised by Buyer or any of its Affiliates and (y) in the case of clause (ii), the opportunity to acquire any allocation to the Company and any of its controlled Affiliates in excess of $5 million, and make such investment at cost on behalf of the BDCs or another Person or vehicle advised by Buyer or any of its Affiliates. If Buyer or its Affiliates elect to make such Prohibited Investment described in clause (i) above, it shall offer the Company or its controlled Affiliates a co-investment opportunity. If Buyer or its Affiliates reject all or any portion of such Prohibited Investment described in clause (i) hereof, or any overallotment described in clause (ii) hereof, the Company or such controlled Affiliate, as the case may be, shall be free to make such rejected Prohibited Investment or allocation without regard to this Section 2.01(b).

(c)          [Omitted].

(d)          Neither the Company nor any of its controlled Affiliates shall directly or indirectly work for, advise, manage, operate, provide services to or consult for (whether for payment or otherwise) any Person engaged in the business of Prohibited Investments or the business of advising other Persons in the business of Prohibited Investments.

(e)          Neither the Company nor any of its controlled Affiliates shall directly or indirectly invest in, acquire or hold:

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(i)          any interest in any private or public Business Development Company (as defined in the Investment Company Act of 1940) (other than (A) shares of common stock of the BDCs acquired prior to the date hereof by FSH, (B) shares of common stock or other securities of the BDCs received by FSH in any distribution from the BDCs made following the Closing and (C) other consideration received by FSH that is paid to, or generally offered to, stockholders of the BDCs in connection with an acquisition of a BDC approved by the board of directors of such BDC), private lending business or vehicle or small business investment company (“SBIC”), except if such interest constitutes a Passive Interest (as defined below);

(ii)         any interest in the BDCs, except for (A) shares of common stock of each BDC acquired prior to the date hereof by FSH, (B) shares of common stock or other securities of the BDCs received by FSH in any distribution from the BDCs made following the Closing and (C) other consideration received by FSH that is paid to, or generally offered to, stockholders of the BDCs in connection with an acquisition of a BDC approved by the board of directors of such BDC); and

(iii)        any interest in an investment adviser or Affiliate of any adviser that advises direct lenders, public or private Business Development Companies or SBICs, except for (A) Passive Interests and (B) direct or indirect interests in Seller by the Company or its controlled Affiliates (subject to, in all events, the terms of the Asset Purchase Agreement and that certain Noncompetition and Nonsolicitation Agreement of even date herewith between Buyer and Leonard M. Tannenbaum); and

(f)          “Prohibited Investments” means any investment in debt or Debt-Like Preferred Equity, if such investment opportunity in debt and/or Debt-Like Preferred Equity (taken together) being offered to the Company or its controlled Affiliate and all other offerees exceeds $5 million; provided, however, notwithstanding anything to the contrary contained in this Agreement, that none of the following shall be “Prohibited Investments”:

(I)         any investment in a broadly syndicated levered debt deal (so long as (A) either (x) such investment is not in excess of $5 million or (y) if such investment is in excess of $5 million, the Company or any of its controlled Affiliates, as applicable, complied with the provisions contained in Section 2.01(b), (B) the order size made by the Company and its controlled Affiliates, in the aggregate, for such investment does not exceed $15 million, (C) the amount offered to the Company or such controlled Affiliate and all other offerees in such deal exceeds $50 million and (D) neither the Company nor any of its controlled Affiliates has breached Section 2.01(b) in connection therewith);

(II)        any investment in a private company (so long as (A) the annual gross revenue and earnings before interest, taxes, depreciation and amortization of such company and its consolidated subsidiaries as set forth on its most recent consolidated financial statements are less than $25 million and $5 million, respectively, at the time of such investment, (B) the amount offered to the Company or such controlled Affiliate and all other offerees in such deal is less than $10 million and (C) the aggregate debt of such company and its subsidiaries after giving effect to the transaction is less $15 million);

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(III)       any investment in high yield bonds; provided that for any issuance of high yield bonds for which the total offering size is less than or equal to $250 million, such investment shall not exceed 10% of such issuance;

(IV)        any investment in real estate or debt instruments secured solely by real estate and ancillary personal property and/or secured by direct or indirect interests therein (including, without limitation, pledges of equity interest in direct or indirect real estate investment vehicles);

(V)         investments in any diversified private equity fund that is a collective investment vehicle (including such a private equity fund with one or more portfolio companies that hold Prohibited Investments) created by Persons not Affiliated with or sponsored by the Company or any of its controlled Affiliates, so long as (i) at all times the Company and its controlled Affiliates do not sit, or have a representative, on the governing body of any portfolio company that holds or invests in Prohibited Investments, (ii) such investment is a Passive Interest, (iii) such investment is not in excess of $5 million and the aggregate amount of all such investments made during the Term, after giving effect to the contemplated investment, is not in excess of $25 million and (iv) the governing documents for such private equity fund include an investment restriction that prohibits such fund from investing more than a specified percentage of its assets in a single portfolio investment, such specified percentage to be not higher than 20.0%.

(VI)        Prohibited Investments that have been rejected by Buyer in accordance with Section 2.01(b); and

(VII)       any investment in a foreign issuer that, taken together with its subsidiaries, has operations and assets principally outside the United States (so long as such investment is not in excess of $10 million and the aggregate amount of all such investments made during the Term, after giving effect to the contemplated investment, is not in excess of $75 million).

(g)           “Passive Interest” means a common equity interest or preferred equity interest (other than Debt-Like Preferred Equity) held by the Company or its controlled Affiliate in a Person, which interest entitles the Company or its controlled Affiliate to less than 5% of the fully-diluted equity in such Person; provided that, to be a Passive Interest, neither the Company nor any of its controlled Affiliates (w) shall work for, advise or consult for such Person, (x) shall have voting rights in excess of 5% of the voting interests in such Person, (y) shall have a seat on any managing body of such Person or have the right to nominate or select a member of its governing body and (z) shall have any veto or consent rights with respect to actions of such Person or investors therein; provided, further, that any equity interests in a diversified public fund shall be deemed to be a Passive Interest.

(h)          “Debt-Like Preferred Equity” means preferred equity that is treated like debt for the issuer’s tax purposes or has debt-like features, such as maturity (or automatic repurchase at a date certain), an interest rate that increases over time to more than 130% of the rate in effect at the time of the original issuance of such security, a put or mandatory redemption, or debt-like covenants (including a fixed charge coverage ratio or leverage ratio).

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(i)          Notwithstanding anything herein to the contrary, with respect to any Prohibited Investment in a private or public Business Development Company advised or managed by Buyer or any of its Affiliates (including the BDCs, to the extent managed by Buyer or any of its Affiliates), the foregoing restrictions shall not terminate on the third anniversary of the Closing Date, and shall continue in full force and effect until the tenth (10th) anniversary of the Closing Date. The Company shall cause its controlled Affiliates to comply with this Section 2.01 and shall be responsible for any breach of this Section 2.01 by any of its controlled Affiliates.

(j)          Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict the Company or any of its controlled Affiliates from (i) performing its obligations under the Asset Purchase Agreement or any transition and/or employee services agreement between the Company or any of its controlled Affiliates and Buyer or (ii) owning and operating Fifth Street CLO Management LLC (“CLO Management”) until such time as it is sold to New Star Financial, Inc. (“NewStar Financial”) pursuant to the terms of the Purchase Agreement, dated June 30, 2017, between NewStar Financial and FSH (the “CLO Purchase Agreement”); provided, that if the CLO Purchase Agreement terminates for any reason, the Company and its controlled Affiliates may continue to own and operate CLO Management so long as the Company thereafter uses reasonable commercial efforts to divest CLO Management as promptly as practicable following the date of such termination.

Section 2.02          Nonsolicitation Obligations. From the date hereof until the earlier of (i) the third anniversary of the Closing Date and (ii) the termination of the Asset Purchase Agreement, the Company and its controlled Affiliates shall not, directly or indirectly, solicit for employment, hire or otherwise engage any individual who is employed on a full time basis by, or engaged for a substantial portion of his or her time as an advisor or consultant to, Buyer at any time from the date hereof until the date that is three (3) months after the Closing Date (other than the individuals listed on Schedule 1 hereto) (any such individual, an “Applicable Service Provider”) (all of the foregoing, the “Restricted Solicitation Activities”). The Company shall cause its controlled Affiliates to comply with this Section 2.02 and shall be responsible for any breach of this Section 2.02 by any of its controlled Affiliates.

Section 2.03          Confidentiality. From and after the Closing, the Company shall, and shall cause its Affiliates and instruct Representatives to, maintain in confidence any written, oral or other information relating to the Business, except that the foregoing requirements of this Section 2.03 shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by Buyer or any of its Affiliates or Representatives, (ii) any such information (including any report, statement, testimony or other submission to a Governmental Entity) is required by applicable law, Order or such Governmental Entity to be disclosed, after prior notice has been given to Buyer to the extent such notice is permitted by applicable Law, provided that no such notice is required if prohibited by applicable Law or (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement or the Ancillary Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding). The Company shall cause its Affiliates and instruct its Representatives having access to such information of such obligation of confidentiality; provided, however, that the Company may disclose information about the Tax treatment and Tax structure of the transactions contemplated by this Agreement (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure). The Company shall be responsible for any breach by its Representatives of this Section 2.03.

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Section 2.04         Reasonableness. The Company agrees that this Article II, including the provisions relating to duration, geographical area, and scope, is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the Transferred Assets. The Company has consulted with counsel of its choosing. The Company shall not contest the validity or enforceability of this Agreement while any restriction in Article II is in effect. It is expressly understood and agreed that although the Company and Buyer consider the restrictions contained in this Agreement to be reasonable and lawful, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against him, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer that:

Section 3.01         Authority for Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Article IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Company that:

Section 4.01          Organization. Buyer is a limited partnership, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of Delaware.

Section 4.02          Authority, Execution and Delivery; Enforceability. Buyer has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly authorized by all necessary action, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to performance by Buyer of its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited against Buyer by the Enforceability Exceptions.

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Article V

TERMINATION, AMENDMENT AND WAIVER

Section 5.01          Termination. This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, without further action by any party hereto, if the Asset Purchase Agreement is terminated pursuant to any provision of Section 9.1 thereof, effective as of the date of such termination.

Section 5.02          Amendment; Waiver. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf the parties hereto. Any agreement on the part of a party to any waiver of the terms of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the party granting such waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Article VI

General Provisions

Section 6.01          Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by facsimile (provided receipt is confirmed by telephone), on the date sent, (c) if delivered by an express courier, on the second (2nd) Business Day after mailing and (d) if transmitted by email, on the date sent, in each case, to the parties at the following addresses (or at such other address for a party as is specified to the other parties hereto by like notice):

if to Buyer, to:

Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th floor

Los Angeles, CA 90071

Fax: (213) 830-6293

Attention (email): Matt Pendo (mpendo@oaktreecapital.com)

if to the Company, to:

Fifth Street Asset Management Inc.

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

Tel: (203) 681-6800

Fax: (203) 681-3879

Attention (email): Bernard D. Berman (Bernie@fifthstreetfinance.com)

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Section 6.02          Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

Section 6.03          Assignment; Binding Effect; Severability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other party, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any of its Affiliates, provided that no such assignment shall relieve Buyer of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

Section 6.04          Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, in the event of a breach or a threatened breach by the Company (or its controlled Affiliates) of any of the provisions of Article II without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 6.04, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 6.04 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 6.04 before exercising any other right under this Agreement. In the event of a breach by the Company (or its controlled Affiliates) of any provision of Article II, the period therein applicable to such provision shall be tolled until such breach has been cured.

Section 6.05          Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

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Section 6.06          Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 6.01 or in any other manner permitted by applicable Law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

Section 6.07          Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 6.07. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 6.08          Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 6.09          Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Vice President, Legal

[Signature Page to Noncompetition and Nonsolicitation Agreement]

FIFTH STREET ASSET MANAGEMENT INC.

By:	/s/ Leonard M. Tannenbaum
Name: Leonard M. Tannenbaum
Title: Chief Executive Officer

[Signature Page to Noncompetition and Nonsolicitation Agreement]

Schedule 1

1.     Bernard Berman

2.     Edwin Gomez

3.     Robyn Friedman

4.     Danielle Presta

5.     Brian Walter